Exhibit 107

Calculation of Filing Fee Table

424(b)(5)
(Form Type)

KKR & Co. Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $2,587,500,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	6.25% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share (1)	457(r)	51,750,000	$50.00	$2,587,500,000	$153.10 per million	$396,146.25
Fees to Be Paid	Equity	Common stock, par value $0.01 per share (2)	457(i)	—	—	—	—	$0.00
				Total Offering Amounts		$2,587,500,000		$396,146.25
				Total Fee Previously Paid				N/A
				Total Fee Offset				N/A
				Net Fee Due				$396,146.25

Offering Note

(1) Represents up to 51,750,000 shares of the Registrant’s 6.25% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share, (the “Mandatory Convertible Preferred Stock”), including 6,750,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock from the Registrant solely to cover over-allotments, if any. The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended, (the “Securities Act”) and paid in accordance with Rule 456(b) under the Securities Act.

(2) Includes (i) 21,424,500 shares of the Registrant’s common stock, par value $0.01 per share, (the “Common Stock”) issuable upon conversion of 51,750,000 shares of Mandatory Convertible Preferred Stock at the initial maximum conversion rate of 0.4140 shares of Common Stock per share of Mandatory Convertible Preferred Stock; and (ii) up to 11,413,697 shares of Common Stock issuable upon conversion of 51,750,000 shares of Mandatory Convertible Preferred Stock on account of unpaid dividends, based on the initial floor price of $42.2705 per share of Common Stock, as described in the prospectus supplement relating to the registration statement to which this exhibit is attached. Under Rule 416, the number of shares of Common Stock whose offer and sale are registered hereby includes an indeterminate number of shares of Common Stock that may be issued in connection with stock splits, stock dividends, or similar transactions. Additionally, under Rule 457(i), there is no additional filing fee payable with respect to the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege or upon mandatory conversion.